Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Nomaan Yousef, CFO
(800) 974-0797 cygnedesign@gmail.com

CYGNE DESIGNS, INC.  ANNOUNCES THIRD QUARTER 2008 RESULTS

Los Angeles, California, December  22, 2008:  Cygne Designs, Inc. (OTC: CYDS.PK) today announced results of operations for the third quarter ended October 31, 2008.

Net sales for the third quarter of 2008 were $927,000, a decrease of $21,978,000, or 96%, from net sales of $22,905,000 for the second quarter of 2007. The decrease in sales for the third quarter of 2008 compared to the third quarter of 2007 of $21,977,000 was mainly attributable to the loss of our major customers during the period.  Sales for the third quarter of 2008 consisted primarily of the Company’s remaining inventory to smaller customers.

The Company generated a negative gross profit  for the third quarter of 2008 of $669,000 , a decrease of $4,877,000, from agross profit of $4,208,000, or 18.40% of net sales, for the third quarter of 2007.  This decrease in gross profit is primarily attributable to the loss of the Company’s major customers thus resulting in the Company liquidating its remaining inventory at significantly reduced prices.

The Company recorded a net loss of $1,191,000, or $0.03 loss per share on a basic and diluted share basis, for the quarter ended October 31, 2008 as compared to a net profit of $707,000, or $0.02 per share on a basic and diluted share basis, for the prior year period.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected.  Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarters Ended
	October 31 2008	October 31 2007
Net sales	$927	$22,905
Cost of goods sold	1,596	18,697
Gross profit	(669)	4,208
Selling, general and administrative expenses	565	3,249
Depreciation and amortization	37	509
Gain (loss) on extinguishment of debt	—	(2,186)
(Loss) Income from operations before interest and income taxes	(1,271)	2,636
Interest expense including amortization of debt discount	(92)	1,132
Other loss	—	—
Income (loss) from operations before income taxes	(1,179)	1,504
Provision for income taxes	12	797
Net income (loss)	$(1,191)	$707
Net income (loss) per share-basic and diluted	$(0.03)	$0.02
Weighted average common shares outstanding:
Basic	38,202	36,970
Diluted	38,202	36,970